Exhibit (i)

One International Place, 40th Floor 100 Oliver Street Boston, MA 02110-2605 +1 617 728 7100 Main +1 617 426 6567 Fax www.dechert.com

June 30, 2016

Pacific Select Fund

700 Newport Center Drive, P.O. Box 7500

Newport Beach, CA 92660

Re:	Pacific Select Fund

Registration Statement on Form N-1A

(Registration Nos. 033-13954, 811-05141)

Dear Ladies and Gentlemen:

We have acted as counsel for Pacific Select Fund (the “Trust”), a statutory trust duly organized and validly existing under the laws of the State of Delaware, in connection with the above-referenced Registration Statement filed on Form N-1A relating to the issuance and sale by the Trust of an indefinite amount of authorized shares of beneficial interest under the Securities Act of 1933, as amended (“1933 Act”), and under the Investment Company Act of 1940, as amended (the “Registration Statement”). We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion, and we are familiar with the Trust’s Certificate of Trust, Agreement and Declaration of Trust and By-Laws.

Based upon the foregoing, we are of the opinion that the shares proposed to be sold pursuant to the Trust’s Registration Statement will have been validly authorized and, when sold in accordance with the terms of the Registration Statement and the requirements of applicable federal and state law and delivered by the Trust against payment in accordance with the terms of the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Trust’s Registration Statement to be filed with the Securities and Exchange Commission, and to the use of our name in the Trust’s Prospectus and/or Statement of Additional Information contained in the Registration Statement, and in any revised or amended versions thereof. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act, and the rules and regulations thereunder.

We are members of the Bar of the Commonwealth of Massachusetts and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the Commonwealth of Massachusetts. We note that we are not licensed to practice law in the State of Delaware, and to the extent that any opinion herein involves the laws of the State of Delaware, such opinion should be understood to be based solely upon our review of the documents referred to above and the published statutes of the State of Delaware.

Very truly yours,

/s/ Dechert LLP